Matters submitted to a vote of security holders

 (a)On October 13, 1999, a Special Meeting of Shareholders (Meeting) of the Colonial Select Value Fund (the Fund) was held to approve an Amended and Restated Management Agreement providing for an increase in the management fee paid by the Fund, all as described in the Proxy Statement.

 (b)Not applicable

 (c)The required number of proxies to approve an Amended and Restated Management Agreement providing for an increase in the management fee paid by the Fund had not been obtained by the date of the Meeting, therefore the meeting was adjourned to November 3, 1999 and the results were as follows:

    For:                        10,844,392
    Against:                     5,403,039
    Abstain:                     1,411,678

    Because the Fund did not receive the required number of votes and in the best interest of the Fund not to incur additional costs associated with an additional solicitations of shareholders votes to obtain the necessary shareholder approval to amend the Fund's management fee from 0.70% to 0.75%, the adjourned meeting was adjourned.

 (d) Not applicable

 (Proxy Statement incorporated herein by reference to Accession number 0000021847-99-000112)